Exhibit (a)(1)


   Form of Offer to  Purchase  dated  April  20,  2001.

                         Offer to Purchase for Cash by
                    Maxus Real Property Investors-Four, L.P.
                                 of up to 2,025
                            Limited Partnership Units
                   of Maxus Real Property Investors-Four, L.P.
                                at $300 per Unit [FN1]

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, JUNE 5, 2001, UNLESS THE OFFER IS EXTENDED.

   A summary of the principal terms of the offer appears on pages ii and iii. You should read this entire document carefully before deciding whether to tender your limited partnership units.

   If you tender all or any portion of your units you will be subject to certain risks including:

   o The purchase price may be less than the fair market value and is substantially less than the estimated liquidation value of the units.

   o As a result of your acceptance of this offer, you may suffer negative tax consequences.

   o There is a conflict of interest between limited partners who tender units in the Offer, limited partners who do not tender, and the general partner of the partnership, which creates a risk that the purchase price will be less than the fair value of the units.

   o You will receive no future distributions or benefits associated with remaining a limited partner.

   If you continue to hold all or any portion of your units, you will remain subject to certain risks including:

   o There is no developed market for the units, which may prevent you from being able to liquidate your investment or receive fair value for your investment.

   o Cash distributions have been suspended and may not be reinstated in the foreseeable future.

   o The partnership is using its cash reserves to fund the offer to purchase which will reduce existing cash available for future partnership needs and contingencies.

   o The offer to purchase may result in increased voting control by affiliates of the general partner.

   o The partnership has no current plans to liquidate.

   o There are significant general economic risks associated with investments in real estate in general and in apartment buildings in particular.

     See  "RISK  FACTORS."
____________________

[FN1]  A  $75  transfer  fee  per  transaction   charged  by  the  Partnership's
independent transfer agent will reduce the aggregate payment received by limited partners.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents relating to this Offer may be directed to Keith Madsen at (816) 303-4500.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

   The date of this Offer to Purchase is April 20, 2001.

                               SUMMARY TERM SHEET

   o THE OFFEROR. Maxus Real Property Investors-Four, L.P. is making this tender offer. Maxus Real Property Investors-Four, L.P. is a Missouri limited partnership that owns the Woodhollow Apartments, a 402 unit apartment complex in St. Louis, Missouri.

   o OUR OFFER. We are offering to purchase up to 2,025 of the partnership's outstanding limited partnership units that are not owned by our affiliates. Currently, there are 13,529 outstanding units, including those units owned by affiliates of the general partner.

   o OUR OFFERING PRICE. We will purchase units tendered in the offer in cash for $300 per unit. The aggregate purchase price to be received by you will be reduced by a $75 transfer fee per transaction charged by the Partnership's independent transfer agent. See Section 2.

   o FACTORS IN DETERMINING OUR OFFERING PRICE. Your general partner determined the offering price in its sole discretion. In determining the offering price per unit, your general partner considered, among other things, the following:

   o The per unit price paid to limited partners in previous transactions, such as tender offers and secondary market transactions. See Section 2.

   o The absence of a trading market for the units. See Section 2.

   o The appraised value of Woodhollow Apartments. See Section 2.

   o ADDITIONAL PURCHASES. If more than 2,025 units are tendered, we may purchase additional units, in our sole discretion. If the offer remains oversubscribed, we will purchase your units on a pro rata basis. See
     Section 2.

   o CONDITIONS OF THE OFFER. We are offering to purchase outstanding units from all limited partners and our offer is not generally conditioned on your tendering any minimum number of your units. There are a number of other conditions to our offer, including the absence of certain changes in your partnership, the absence of certain changes in the financial markets and the absence of competing tender offers. See Sections 2 and 6.

   o RIGHT TO EXTEND THE EXPIRATION DATE. The offer expires on Tuesday, June 5, 2001 at 12:00 Midnight, Eastern Standard Time, but we may extend the expiration date by providing you with a written notice of the extension. See Section 2.

   o SUBSEQUENT OFFERING PERIOD. We do not anticipate having a subsequent offering period after the expiration date of the initial offering period (including any extensions). See Section 2.

   o HOW TO TENDER YOUR UNITS. To tender your units, complete and sign the accompanying letter of transmittal included in these materials, and send it to the Partnership via mail or facsimile at the address or facsimile number set forth in Section 16 of this offer to purchase by Tuesday, June 5, 2001 at 12:00 Midnight, Eastern Standard Time. See Section 3.

   o WITHDRAWAL RIGHTS. If you tender, you can withdraw your units at any time before the expiration date, including any extensions, or the date we pay for your units, whichever is later. See Section 4.

   o HOW TO WITHDRAW. To withdraw your units, you must send a written notice of withdrawal which must be received by, on or before the expiration date, June 5, 2001, via mail or facsimile at the address or facsimile number set forth in Section 16 of this offer to purchase. If you file a notice of withdrawal, it must specify your name and the amount of units that you are withdrawing. See Section 4.

   o PAYMENT FOR YOUR UNITS. If you tender your units and we accept your tender, we will pay the price of any of your units which we purchase with a check. We will deliver all checks by first class U.S. Mail deposited in the mailbox within ten (10) business days after the expiration date. See
     Section 5.

   o TAX CONSEQUENCES. Your sale of Units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each of you may vary, and you should consult your tax advisor to determine the precise tax consequences to you. See Section 12.

   o AVAILABILITY OF FUNDS. We currently have funds available in cash on hand that are sufficient to enable us to purchase all of the Units sought in our offer. See Section 9.

                                    IMPORTANT

   ANY LIMITED PARTNER WISHING TO TENDER ALL OR ANY PORTION OF HIS, HER OR ITS UNITS SHOULD COMPLETE AND SIGN THE ENCLOSED LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS IN THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL AND DELIVER IT TOGETHER WITH THE CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS BEING TENDERED (IF ORIGINALLY RECEIVED) (OR IF THE CERTIFICATE(S) OF OWNERSHIP FOR THE UNITS ARE LOST, STOLEN, MISPLACED OR DESTROYED, THE AFFIDAVIT AND INDEMNIFICATION AGREEMENT FOR MISSING CERTIFICATE(S) OF OWNERSHIP EXECUTED BY THE LIMITED PARTNER ATTESTING TO SUCH FACT), THE SUBSTITUTE FORM W-9 AND ANY OTHER REQUIRED DOCUMENTS TO THE PARTNERSHIP. A LIMITED PARTNER HAVING UNITS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT THAT BROKER,

DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF HE,SHE OR IT DESIRES TO TENDER SUCH UNITS.

   LIMITED PARTNERS TENDERING ALL OR ANY PORTION OF THEIR UNITS ARE SUBJECT TO CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

   THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF UNITS. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE ABSENCE OF CERTAIN CONDITIONS DESCRIBED IN SECTION 6 OF THIS OFFER TO PURCHASE.

   WE ARE NOT MAKING ANY RECOMMENDATION TO YOU REGARDING WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR UNITS. EACH OF YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO TENDER UNITS, AND, IF SO, HOW MANY OF YOUR UNITS TO TENDER.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR UNITS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR INFORMATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE GENERAL PARTNER.

                                TABLE OF CONTENTS



SUMMARY TERM SHEET
INTRODUCTION
RISK FACTORS
THE OFFER
     Section 1.     Background and Purposes of the Offer
     Section 2. Offer to Purchase and Purchase Price; Proration; Expiration Date; Determination of Purchase Price
     Section 3.     Procedure for Tendering Units
     Section 4.     Withdrawal Rights
     Section 5.     Purchase of Units; Payment of Purchase Price
     Section 6.     Certain Conditions of the Offer
     Section 7.     Cash Distribution Policy
     Section 8.     Purpose of the Offer; Effects of the Offer
     Section 9.     Source and Amount of Funds
     Section 10.    Certain Information About the Partnership
     Section 11.    Certain Transactions with Affiliates
     Section 12.    Certain Federal Income Tax Consequences
     Section 13.    Transactions and Arrangements Concerning Units
     Section 14.    Extensions of Tender Period; Terminations; Amendments
     Section 15.    Fees and Expenses
     Section 16.    Address; Miscellaneous
Appendix A
     The Partnership's Financial Statements

                   To Holders of Limited Partnership Units of
                    Maxus Real Property Investors-Four, L.P.

                                  INTRODUCTION

   Maxus Real Property Investors-Four, L.P.(the "Partnership") hereby offers to purchase up to 2,025 limited partnership Units of the Partnership that are owned by limited partners who are not affiliates of the Partnership at a purchase price of $300 per Unit, less a $75 transfer fee per transaction charged by the Partnership's independent transfer agent (the "Purchase Price") in cash to the seller upon the terms and subject to the conditions set forth in this "Offer to Purchase" and in the related "Letter of Transmittal." Together the "Offer to Purchase" and "Letters of Transmittal" constitute the "Offer." As used in this Offer to Purchase, the term "Unit" or "Units," refers to the limited partnership units in the Partnership. As used in this Offer, the terms "we", "us" or "our" as the context requires, refer to the Partnership.

   This Offer is generally not conditioned upon any minimum amount of Units being tendered, except as described in this Offer to Purchase. The Units are not traded on any established trading market and are subject to restrictions on transferability which are described in the Amended and Restated Agreement and Certificate of Limited Partnership of Maxus Real Property Investors-Four, L.P. (the "Partnership Agreement").

   You should not view the Purchase Price as equivalent to the fair market value or the liquidation value of a Unit. Maxus Capital Corp., a Missouri corporation (the "General Partner"), determined the Purchase Price in its sole discretion, based on:

   o sales of Units by limited partners in secondary market transactions from March 31, 2000 through March 31, 2001;

   o purchases of Units by the Partnership's affiliate, Bond Purchase, L.L.C. from March 31, 2000 through March 31, 2001 at prices ranging from $171.50 to $300.00 per Unit.

   o the appraised value of Woodhollow Apartments (the Partnership's sole operating asset)

   o the estimated liquidation value of the Partnership (approximately $530 per unit)

   Neither we nor the General Partner has obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

   Subject to the conditions set forth in the Offer, the Partnership will purchase up to 2,025 Units which are tendered and received by the Partnership by, and not withdrawn prior to, 12:00 Midnight, Eastern Standard Time, on June 5, 2001, subject to any extension of the Offer by us (the "Expiration Date"). If, on the Expiration Date, we determine that more than

2,025 Units have been tendered during the Offer, we may: (i) accept the additional Units in accordance with Rule 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934 ("Exchange Act"), as amended; or (ii) extend the Offer, if necessary, and increase the amount of Units that we are offering to purchase to an amount that we believe is sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer.

   If the Offer is  oversubscribed  and we do not act in accordance  with (i) or
(ii), above, or if we act in accordance with (i) and (ii), above, but the Offer remains oversubscribed, then we will accept Units tendered by limited partners prior to or on the Expiration Date for payment on a pro rata basis ("Proration"). If you tender Units and we pro rate, the number of Units that we purchase from you will be equal to the number of Units which you properly tender multiplied by a fraction, the numerator of which will be the total number of Units we are willing to purchase in the Offer and the denominator of which will be the total number of Units properly tendered by all limited partners participating in the Offer. Any fractional Units resulting from this calculation will be rounded down to the nearest whole number. We will not purchase fractions of Units. If you tender and if we will purchase fewer than the number of Units that you tender, the Partnership will notify you in writing. For any Unit that you tender but we do not purchase, a book entry will be made on the Partnership's books to reflect your ownership of the Units not purchased.

   The Offer is generally not conditioned on the tender of any minimum number of Units. The Offer, however, is conditioned upon, among other things, the absence of certain adverse conditions described in Section 6, "Certain Conditions of the Offer." In particular, we will not consummate the Offer, if in the opinion of the General Partner, there is a reasonable likelihood that purchases under the Offer would result in termination of the Partnership (as a partnership) under
Section 708 of the Internal Revenue Code of 1986, as amended (the "Code"), or termination of the Partnership's status as a partnership for federal income tax purposes under Section 7704 of the Code. See Section 6, "Certain Conditions of the Offer."

   All of the Units that we purchase pursuant to the Offer will be effective as of the Expiration Date. If you accept the offer and tender Units, you will receive the Purchase Price and any cash distributions declared and payable before the Expiration Date. You will not be entitled to receive any cash distributions declared and payable after the Expiration Date on any Units tendered and accepted by us.

   The tender and acceptance of an Unit will be treated as a sale of the Unit for federal and most state income tax purposes, which will result in you recognizing gain or loss for income tax purposes. We urge you to review carefully all the information contained in or referred to in this Offer including, without limitation, the information presented in Section 12, "Certain Federal Income Tax Consequences."

   As of March 31, 2000, the General Partner did not own any of the Partnership's outstanding Units. All partners, members, affiliates and associates of the General Partner beneficially owned a total of 1,885 Units, representing approximately 13.9% of the

Partnership's 13,529 outstanding Units. Although we are making this Offer to all limited partners, we have been advised that neither the General Partner nor any of the partners, members, affiliates or associates of the General Partner intends to tender any Units pursuant to the Offer. Assuming the Offer is fully subscribed, the General Partner, and partners, members, affiliates and associates of the General Partner will own, after the Offer, a total of 1,885 Units, representing approximately 16.4% of the Partnership's 11,504 outstanding Units.

                                  RISK FACTORS

If You Tender All or Any Portion of Your Units You are Subject to Risks Including the Following:

   The Purchase Price may be less than the fair market value and is substantially less than the estimated liquidation value of the Units. The Units are not traded on a recognized stock exchange or trading market. There is no active, liquid market for the Units, and it is unlikely that this type of market will develop in the near future. Over the past twelve months, we are aware of transactions involving approximately 1,494 Units, ranging from $83.63 per Unit to $300.00 per Unit.

   Based on the appraised value of the Partnership's sole operating asset Woodhollow Apartments of $16,800,000 (which is described in more detail below), plus the book value of the Partnership's other assets (including approximately $1.5 million in cash as of February 28, 2001), less the Partnership's liabilities (including a $9.9 million mortgage as of February 28, 2001) and six percent of the appraised value for a sales commission and closing costs on Woodhollow Apartments, the General Partner has estimated the liquidation value to be approximately $530 per Unit.

   The appraisal was conducted by an unaffiliated company, Mainland Valuation Services, located in Shawnee, Kansas. The date of the appraisal was October 7, 2000 and set forth the appraisal company's estimate of the market value of Woodhollow Apartments in "as is" condition. The report indicated it was prepared in accordance with the Uniform Standards of Professional Appraisal Practice.

   The Purchase Price per Unit in this Offer was determined by the General Partner, in its sole discretion, based on the purchase price paid to limited partners in the transactions described above and the appraised value of Woodhollow Apartments. The purchase price per Unit in any of the transactions described above and the Purchase Price in this Offer may not reflect the value of the Units. If you were to hold your Units until termination or liquidation of the Partnership, you might receive greater or lesser value than the Purchase Price for your Units.

   You may suffer negative tax consequences. If you sell Units in this Offer you generally will recognize a gain or loss on the sale of your Units for federal and most state income tax purposes. The amount of gain or loss realized will be, in general, the excess of the amount you realize from selling your Units minus the adjusted tax basis in the Units you sell. When you sell Units which you have held for more than twelve (12) months, the sale will typically result in long-term capital gain or loss. Due to the complexity of tax issues, you are advised to consult your tax advisors with respect to your individual tax situation before selling your Units in the Offer. See Section 12 of this Offer to Purchase.

   There is a conflict of interest between limited partners who tender their Units in the Offer, limited partners who do not tender, and the General Partner, which creates a risk that the Purchase Price will be less than the fair value of the Units. A conflict of interest exists between limited partners who tender their Units and the Partnership, the General Partner and limited partners who are not tendering their Units. Limited partners tendering their Units would prefer a higher Purchase Price; the Partnership, the General Partner and limited partners who are not tendering their Units would prefer a lower Purchase Price. As a result of these conflicts of interest, there is a risk that the Purchase Price is less than the fair value of the Units.

   The General Partner Makes No Recommendation to Limited Partners. The General Partner makes no recommendation regarding whether you should tender or retain your Units. You should make your own decisions regarding whether to tender your Units based upon your own individual situation.

If You Do Not Tender All or Any Portion of Your Units You Are Subject to Risks Including the Following:

   There is no developed market for the Units, which may prevent you from being able to liquidate your investment or receive fair value. The Purchase Price per Unit was determined by the General Partner in its sole discretion and may not reflect the price per Unit if the Units were listed on an exchange or of the proceeds that you may receive if the Partnership was liquidated or dissolved. Although the Units are transferable, subject to certain limitations set forth in the Partnership Agreement, we do not anticipate that any active, liquid market will develop. You may not be able to liquidate your investment on favorable terms, if at all.

   Cash distributions have been suspended and may not be reinstated in the foreseeable future. The Partnership suspended payment of cash distributions to limited partners several years ago due to insufficient cash being generated from the Partnership's operations. There can be no assurance when or if the Partnership will ever resume distributions. The Partnership currently has cash reserves of approximately $1.5 million primarily as a result of the sale of Cobblestone Court in May 2000.

   The Partnership is using cash reserves to fund the Offer, which will reduce existing cash available for future needs and contingencies. The amount of funds required by the Partnership to fund the Offer is estimated to be approximately $625,000 ($607,500 to purchase 2,025 Units, plus approximately $17,500 for the expenses associated with administering the Offer). The Partnership intends to fund these monies from its cash reserves. The use of the Partnership's cash reserves to fund the Offer will have the effect of:

(i) reducing the existing cash available for future needs or  contingencies  and
(ii) reducing or eliminating the interest income that the Partnership earns on its cash reserves.

   Affiliates will have increased voting control over the Partnership. If the Offer is fully subscribed, the percentage of Units held by persons controlling, controlled by or under common control with the Partnership will increase. The General Partner does not own any Units. Partners, members, affiliates and associates of the General Partner beneficially own, in the aggregate, 1,885 Units, representing approximately 13.9% of the Partnership's 13,529 outstanding Units. Although this Offer is made to all limited partners, we have been advised that none of the General Partner, or any of the partners, members, affiliates or associates of the General Partner intend to tender any Units pursuant to the Offer. Assuming the Offer is fully subscribed, the General Partner, and partners, members, affiliates and associates of the General Partner will own, after the Offer, a total of 1,885 Units, representing approximately 16.4% of the Partnership's 11,504 outstanding Units, an increase of approximately 2.5% of the outstanding Units. In addition, other persons controlling, controlled by or under common control with the Partnership, by virtue of the decreased number of outstanding Units, will own a greater percentage of the outstanding Units. Thus, these entities or individuals will have a greater influence on certain matters voted on by limited partners, including removal of the General Partner and termination of the Partnership.

   The Partnership has no current plan to liquidate. Under the agreement of limited partnership, the Partnership is to terminate on December 31, 2082, unless terminated sooner as allowed under the agreement. The Partnership has no current plan to sell its assets and to distribute the proceeds to its limited partners, nor does the Partnership contemplate resuming distributions to the limited partners. Therefore, if you do not tender your Units you may not receive any return on or any distribution relating to your investment in the Partnership in the foreseeable future.

   There are significant general economic risks associated with investments in real estate. All real property investments are subject to some degree of risk. Generally, equity investments in real estate are illiquid and, therefore, the Partnership's ability to promptly vary its portfolio in response to changing economic, financial and investment conditions is limited. Real estate investments are also subject to changes in economic conditions as well as other factors affecting real estate values, including:

   o competition from other apartment projects;

   o supply and demand for apartments;

   o possible federal, state or local regulations and controls affecting rents, prices of goods, fuel and energy consumption and prices, water and environmental restrictions;

   o increased labor and material costs; and

   o the attractiveness of the property to tenants in the neighborhood.

                                    THE OFFER

   Section 1. Background and Purposes of the Offer. The purpose of the Offer is to provide limited partners who desire to liquidate some or all of their investment in the Partnership with a method for doing so. With the exception of isolated transactions, no established secondary trading market for the Units exists, and under the Partnership Agreement transfers of Units are subject to restrictions, including the prior approval of the General Partner. The General Partner believes that some limited partners desire immediate liquidity, while other limited partners may not need or desire liquidity and would prefer the opportunity to retain their Units. The General Partner believes that limited partners should be entitled to make a choice between immediate liquidity and continued ownership and, thus, believes that this Offer accommodates the differing goals of both groups of limited partners. Limited partners who tender their Units in the Offer are, in effect, exchanging certainty and liquidity for the potentially higher return of continued ownership of their Units. The continued ownership of Units, however, entails the risk of loss of all or a portion of the current value of their investment. See Risk Factors - "General Economic Risks Associated with Investments in Real Estate."

   Neither we nor the General Partner has any current plans or proposals that relate to or would result in:

   o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Partnership;

   o a sale or transfer of a material amount of assets of the Partnership;

   o any change in the identity of the General Partner or in the management of the Partnership, including, but not limited to, any plans or proposals to change the number or term of the General Partner(s), to fill any existing vacancy for the General Partner, or to change any material term of the management agreement between the General Partner and the Partnership;

   o any change in the indebtedness or capitalization of the Partnership;

   o any other material change in the structure or business of the  Partnership;
     or

   o any change in the Partnership Agreement or other actions that may impede the acquisition of control of the Partnership by any person. The General Partner, however, may explore and pursue any of these options in the future. The Partnership suspended payment of cash distributions to limited partners several years ago due to insufficient cash being generated from the Partnership's operations. See Section 7 of this Offer to Purchase. The Partnership currently has cash reserves of approximately $1.5 million primarily as a result of the sale of Cobblestone Court in May 2000.

   If you do not tender your Units or tender only a portion of your Units, the Units we purchase in the Offer will have the effect of increasing your proportionate interest in the Partnership, and will also increase the proportionate interest of affiliates of the General Partner that own Units. If you retain your Units you will be subject to increased risks including but not limited to: (1) reduction in the Partnership's cash reserves, which may affect the Partnership's ability to fund its future cash requirements, thus having a material adverse effect on the Partnership's financial condition; and (2) increased voting control by the affiliates of the General Partner, and persons controlling the affiliates, which will increase the influence that affiliates of the General Partner and persons controlling the affiliates have on certain matters voted on by limited partners, including removal of the General Partner and termination of the Partnership. Any Units tendered to the Partnership in connection with this Offer will be retired, although the Partnership may issue new Units from time to time in compliance with the federal and state securities laws or any exemptions therefrom. Neither the Partnership nor the General Partner has plans to offer for sale any other additional Units, but each reserves the right to do so in the future.

   Bond Purchase, L.L.C. ("Bond Purchase"), is a Missouri limited liability company in which David L. Johnson, a member of the Board of Directors and Chairman and Executive Vice President of the General Partner, owns 86% of the outstanding equity interests in Bond Purchase. Since the end of the fiscal year of the Partnership on November 30, 2000, Bond Purchase has acquired 25 Units at a purchase price of $200 per unit. After these acquisitions, Bond Purchase now owns 1,885 of the 13,529 outstanding Units of the Partnership representing 13.9% of the outstanding Units, less a $75 transfer fee per transaction charged by the Partnership's independent transfer agent.

   Section 2. Offer to Purchase and Purchase Price; Proration; Expiration Date; Determination of Purchase Price.

   Offer to Purchase and Purchase Price. We will, upon the terms and subject to the conditions of the Offer described below, purchase a total of up to 2,025 Units that are properly tendered by, and not withdrawn prior to, the Expiration Date at a price equal to $300 per Unit, less a $75 transfer fee per transaction charged by the Partnership's independent transfer agent.

   If, on the Expiration Date, we determine that more than 2,025 Units have been tendered during the Offer, we may: (i) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(1) promulgated under the Exchange Act, as amended; or (ii) extend the Offer, if necessary, and increase the amount of Units that we are offering to purchase to an amount that we believe is sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer.

   Proration. If the Offer is oversubscribed and we do not act in accordance with (i) or (ii), above, or if we act in accordance with (i) and (ii), above, but the Offer remains oversubscribed, then we will accept Units tendered on or before the Expiration Date for payment on a pro rata basis. If you tender in the Offer and we prorate, the number of Units we purchase from you will be equal to a fraction of the total number of Units tendered by all limited partners in this Offer, the numerator of which will be the total number of Units that we are willing to purchase and the denominator of which will be the total number of Units properly tendered by all limited partners participating in the Offer.

   We will round any fractional Units resulting from any proration calculation down to the nearest whole number. We will not purchase fractions of Units. The Partnership will notify, in writing, limited partners from whom we will purchase fewer than the number of Units which they originally tendered. For any Unit that a limited partner tenders but we do not purchase, a book entry will be made on the Partnership's books to reflect ownership of the Units not purchased.

   THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS BEING TENDERED.

   Expiration Date. The term "Expiration Date" means 12:00 Midnight, Eastern Standard Time, on June 5, 2001 unless and until we extend the period of time for which the Offer is open, in which event "Expiration Date" will mean the latest time and date at which the Offer, as extended by us, expires. The Partnership may extend the Offer, in its sole discretion, by providing you with written notice of the extension; provided, however, that if the Offer is oversubscribed, we may, each in our sole discretion, extend the Offer by providing you with written notice of the extension. We do not intend to allow limited partners to tender Units after the Expiration Date, including any extensions. For a description of how we may extend or terminate the Offer, see Section 14 of this Offer to Purchase.

   Determination of Purchase Price. The Purchase Price represents the price at which we are willing to purchase Units. Your approval is not required and was not sought regarding the determination of the Purchase Price. No special committee of ours or of the limited partners has approved this Offer and no special committee or independent person has been retained to act on behalf of us. Neither we nor the General Partner has obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

   The Purchase Price offered by us was determined by the General Partner in its sole discretion based on:

   o sales of Units by limited partners in secondary market transactions from March 31, 2000 through March 31, 2001;

   o purchases of Units by the Partnership's affiliate, Bond Purchase, L.L.C. from March 31, 2000 through March 31, 2001 at prices ranging from $171.50 to $300.00 per Unit.

   o the appraised value of Woodhollow Apartments (the Partnership's sole operating asset)

   o the estimated liquidation value of the Partnership (approximately $530 per unit)

   Section 3. Procedure for Tendering Units. If you wish to tender Units in this Offer you must submit a properly completed and duly executed Letter of Transmittal and Substitute Form W-9, together with the Certificate(s) of Ownership for the Units you tender (if originally received) or if your Certificate(s) of Ownership for the Units are lost, stolen, misplaced or destroyed, you must execute and submit the Affidavit and Indemnification Agreement for Missing Certificate(s) of Ownership attesting to such fact (the "Affidavit"), and any other required documents to the Partnership, at the address listed in Section 15 of this Offer to Purchase. If your Units are held in an IRA/custodial account, all forms should be signed with a signature guarantee for the Units and forwarded to the Partnership. There are no fees or other charges payable by limited partners who tender Units in connection with the Offer.

THE LETTER OF TRANSMITTAL, SUBSTITUTE FORM W-9, AND CERTIFICATE(S) OF OWNERSHIP FOR THE UNITS BEING TENDERED (IF ORIGINALLY RECEIVED) (OR AFFIDAVIT, IF APPLICABLE) AND ANY OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE PARTNERSHIP ON OR BEFORE THE EXPIRATION DATE. WE WILL NOT ACCEPT UNITS RECEIVED BY THE PARTNERSHIP AFTER THE EXPIRATION DATE.

   Method of Delivery. YOU ASSUME ANY RISK ASSOCIATED WITH THE METHOD FOR DELIVERING THE LETTER OF TRANSMITTAL, SUBSTITUTE FORM W-9 AND CERTIFICATE(S) OF OWNERSHIP FOR THE UNITS (IF ORIGINALLY RECEIVED) (OR THE AFFIDAVIT). WE
RECOMMEND  THAT YOU SUBMIT ALL  DOCUMENTS  BY  REGISTERED  MAIL  RETURN  RECEIPT
REQUESTED AND PROPERLY INSURED OR BY AN OVERNIGHT COURIER SERVICE. YOU MAY CONFIRM RECEIPT OF A LETTER OF TRANSMITTAL BY CONTACTING KEITH MADSEN AT THE ADDRESS AND TELEPHONE NUMBER LISTED IN SECTION 16 OF THIS OFFER TO PURCHASE.

   Determination of Validity. All questions regarding the validity, form, eligibility (including time of receipt) and acceptance for payment of any Units will be determined by the Partnership, in its sole discretion. If the Offer is oversubscribed, however, we may decide to purchase Units in excess of the initial 2,025 Units. In that case, all questions regarding the validity, form or eligibility (including time of receipt) and acceptance for payment of any additional Units purchased by the Partnership will be determined by the Partnership, in its sole discretion. Each determination will be final and binding. The Partnership has the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender, or in the related transmittal documents. Unless waived, any defects or irregularities must be cured within the time period established by the Partnership. In any event, tenders will not be deemed to have been made until all defects or irregularities have been cured or waived. We are neither under any duty nor will we incur any liability for failure to notify you of any defects, irregularities or rejections contained in your tenders.

   Section 10(b) of the Exchange Act and Rule 14e-4 promulgated thereunder require that a person tendering Units on his, her or its behalf, own the Units tendered.
Section 10(b) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. If you tender your Units pursuant to any of the procedures described in this Offer to Purchase you accept the terms and conditions of the Offer, and represent and warrant that (i) you own the Units being tendered within the meaning of Rule 14e-4; and (ii) the tender complies with Rule 14e-4.

   Section 4. Withdrawal Rights. If you tender Units in this Offer, you may withdraw your tender at any time before the Expiration Date or the date we accept Units, whichever is later. For a withdrawal to be effective, it must be in writing and received by the Partnership via mail or facsimile at the address or facsimile number set forth in Section 16 of this Offer to Purchase on or before the Expiration Date. Any notice of withdrawal must specify your name and the amount of Units that you are withdrawing.

   All questions as to form and validity of the notice of withdrawal will be determined by the Partnership, in its sole discretion. If the Offer is oversubscribed, all questions as to form and validity of the notice of withdrawal will be determined by the Partnership, in its sole discretion, for any Units purchased by the Partnership in excess of the initial 2,025 Units. All determinations made by the Partnership will be final and binding. Units properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Units may be re-tendered by following the procedures set forth in Section 3 of this Offer to Purchase prior to the Expiration Date. Tenders made pursuant to the Offer which are not otherwise withdrawn in accordance with this Section 4 will be irrevocable.

   Section 5. Purchase of Units; Payment of Purchase Price. If you tender Units under the Offer, upon the terms and subject to the conditions of the Offer, we will pay you $300 per Unit for each Unit you properly tender, less a $75 transfer fee per transaction charged by the Partnership's independent transfer agent. We will pay you the Purchase Price with a check from the Partnership. We will deliver your check by first class U.S. Mail deposited in the mailbox within ten (10) business days after the Expiration Date. Under no circumstances will we pay you interest on the Purchase Price, regardless of any extension of the Offer or any delay in making payment. In the event of Proration as set forth in
Section 2 of this Offer to Purchase, we may not be able to determine the proration factor and pay for those Units that have been accepted for payment, and for which payment is otherwise due, until approximately ten (10) business days after the Expiration Date.

   Units will be deemed purchased at the time of acceptance by us, but in no event earlier than the Expiration Date. Units purchased by the Partnership will be retired, although the Partnership may issue new Units from time to time in compliance with the registration requirements of federal and state securities laws or exemptions from these laws. Neither the Partnership nor the General
Partner has plans to offer for sale any other additional Units, but each reserves the right to do so in the future.

   Section 6. Certain Conditions of the Offer. Notwithstanding any other provision of this Offer to Purchase, we will not be required to purchase or pay for any Units tendered and may terminate the Offer as provided in Section 14 of this Offer to Purchase or may postpone the purchase of, or payment for, Units tendered if any of the following events occur prior to the Expiration Date:

   (a) there is a reasonable likelihood that consummation of the Offer would result in the termination of the Partnership (as a partnership) under
       Section 708 of the Code;

   (b) there is a reasonable likelihood that consummation of the Offer would result in termination of the Partnership's status as a partnership for federal income tax purposes under Section 7704 of the Code;

   (c) as a result of the Offer, there would be fewer than three hundred (300) holders of record, pursuant to Rule 13e-3 promulgated under the Exchange Act;

   (d) there shall have been instituted or threatened or shall be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which: (i) challenges the making of the Offer or the acquisition by the Partnership of Units pursuant to the Offer or otherwise directly or indirectly relates to the Offer; or (ii) in the Partnership's reasonable judgment (determined within five (5) business days prior to the Expiration Date), could materially affect the business, condition (financial or other), income, operations or prospects of the Partnership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership or materially impair the Offer's contemplated benefits to the Partnership;

   (e) there shall have been any action threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable  to  the  Offer  or the  Partnership,  by  any  government  or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly:

       (i) delay or restrict the ability of the Partnership, or render the Partnership unable, to accept for payment or pay for some or all of the Units;

       (ii) materially affect the business, condition (financial or other), income, operations, or prospects of the Partnership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership;

   (f) there shall have occurred:

       (i) the declaration of any banking moratorium or suspension of payment in respect of banks in the United States;

       (ii)     any general  suspension  of trading in, or  limitation on prices
                for,   securities  on  any  United  States  national  securities
                exchange or in the over-the-counter
                market;

       (iii) the commencement of war, armed hostilities or any other national or international crises directly or indirectly involving the United States;

       (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

       (v) (A) any significant change, in our reasonable judgment, in the general level of market prices of equity securities or securities convertible into or exchangeable for equity securities in the United States or abroad or (B) any change in the general political, market, economic, or financial conditions in the United States or abroad that (1) could have a material adverse effect on the business condition (financial or other), income, operations or prospects of the Partnership, or (2) in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

       (vi) in the case of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

   (g) any change shall occur or be threatened in the business, condition (financial or otherwise), or operations of the Partnership, that, in the Partnership's reasonable judgment, is or may be material to the Partnership;

   (h) a tender or exchange offer for any or all of the Units of the Partnership, or any merger, business combination or other similar transaction with or involving the Partnership, shall have been proposed, announced or made by any person; or

   (i) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the Commission on or before the date of this Offer a
       Schedule 13G or a Schedule 13D with respect to any of the Units) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Units; or (ii) such entity, group, or person that has publicly disclosed any such beneficial ownership of more than 5% of the Units prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Units constituting more than 1% of the outstanding Units or shall have been granted any option or right to acquire beneficial ownership of more than 1% of the outstanding Units; or
       (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the

     Partnership or its assets; which, in our reasonable judgment, in any such case and regardless of the circumstances (including any action by us) giving rise to such event, makes it inadvisable to proceed with the Offer or with such purchase or payment. The conditions described above are for our sole benefit and may be asserted by us on our respective behalf regardless of the circumstances giving rise to any such condition (including any action or inaction by us) or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this
     Section 6 shall be final and binding on all parties. As of the date hereof, we believe that neither paragraph (a) nor paragraph (b) of this Section 6 will prohibit the consummation of the Offer.

   Section 7. Cash Distribution Policy. Distributions to limited partners were suspended several years ago due to insufficient cash being generated from the Partnership's operations. Although the Partnership is not obligated to make future cash distributions, it may do so in the future. See Section 10, "Certain Information About the Partnership." If you tender your Units pursuant to the Offer, you will not be entitled to receive any cash distributions declared and payable, if any, after the Expiration Date, on any Units which you tender and we accept. There can be no assurance that the Partnership will make any distributions in the future to limited partners who continue to own Units following completion of the Offer. The Partnership does currently have cash reserves of approximately $1.5 million primarily as a result of the sale of Cobblestone Court in May 2000.

   Section 8. Purpose of the Offer; Effects of the Offer.

   The purpose of the Offer is to provide liquidity to limited partners who hold Units.

   In addition to the effects of the Offer on limited partners who tender their Units and limited partners who do not tender their Units and upon the General Partner as set forth in the "Risk Factors" of this Offer to Purchase, the Offer will affect the Partnership in several other respects:

   If the Offer is fully subscribed, the Partnership will use approximately $625,000 to purchase 2,025 Units and pay costs associated with the Offer. This will have the effect of: (i) reducing the cash available to fund future needs and contingencies or to make future distributions; and (ii) reducing or eliminating the interest income that the Partnership would have been able to earn had it invested this cash in interest-bearing investments.

   Upon completion of the Offer, we may consider purchasing any Units not purchased in the Offer. Any such purchases may be on the same terms as the terms of this Offer or on terms which are more favorable or less favorable to you than the terms of this Offer. Rule 13e-4 promulgated under the Exchange Act prohibits us from purchasing any Units, other than pursuant to the Offer, until at least ten (10) business days after the Expiration Date. Any possible future purchases by us will depend on many factors, including but not limited to, the market price of Units, the results of the Offer, the Partnership's business and financial condition and general economic market conditions.

   Section 9. Source and Amount of Funds. The total amount of funds required to complete this Offer is approximately $625,000 (including approximately $607,500 to purchase 2,025 Units plus approximately $17,500 for expenses related to administering the Offer). The Partnership expects to fund these payments with its cash reserves. As of February 28, 2001, the Partnership had unrestricted cash and cash equivalents of approximately $1.5 million, or approximately $103 per Unit. If the Offer is oversubscribed and the Partnership, in its sole discretion, decides to purchase Units in excess of 2,025 Units, the Partnership will fund these additional purchases and expenses, if any, from its cash reserves.

   Section 10. Certain Information About the Partnership. The Partnership is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. On December 21, 1999, the Partnership's Certificate of Limited Partnership was amended to change the name of the Partnership from Nooney Real Property Investors-Four, L.P. to Maxus Real Property Investors-Four, L.P. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses, and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri (Woodhollow Apartments) which generated 100% of total revenues for the quarter ended February 28, 2001. Cobblestone Court, a retail shopping center located in Burnsville, Minnesota, a suburb of Minneapolis, was sold for a price of $5,100,000 on May 24, 2000.

   Woodhollow Apartments, which was constructed in phases in l971 and l972, consists of 17 buildings containing an aggregate of 402 one, two and three bedroom apartments. The complex is located on a 26 acre site which provides paved parking for 707 cars. Woodhollow Apartments was 99% occupied on February 28, 2001.

   The Partnership is intended to be self-liquidating and proceeds, if any, from the sale or refinancing of the Partnership's real property investments will not be invested in new properties but will be distributed to the partners or, at the discretion of the managing general partners, applied to capital improvements to, or the payment of indebtedness with respect to, existing properties, the payment of other expenses or the establishment of reserves.

   The managing general partner of the Partnership responsible for all aspects of the Partnership's operations is Maxus Capital Corp., a Missouri corporation (formerly known as Nooney Capital Corp.). Maxus Capital Corp. was formed in February 1982 for the purpose of being a general and/or limited partner in the Partnership and other limited partnerships.

   The three members of the board of directors of Maxus Capital Corp.  are David
L. Johnson, Daniel W. Pishny and John W. Alvey. The executive officers are Mr. Johnson, Chairman and Executive Vice President; Mr. Pishny, President; and Mr. Alvey, Vice President, Secretary and Treasurer.

   Mr. Johnson, age 44, is a member of the Board of Trustees and Chairman of Maxus Realty Trust, Inc., a publicly-traded real estate investment trust ("MRTI"). Mr. Johnson also is Chairman, Chief Executive Officer, and majority shareholder of Maxus Properties, Inc. ("Maxus"), a Missouri corporation located at 104 Armour Road, North Kansas City, Missouri 64116, that specializes in commercial property management for affiliated owners (including Woodhollow
Apartments). Maxus employs more than 300 people to manage 53 commercial properties, including more than 9,000 apartment units and 600,000 square feet of retail and office space. Mr. Johnson is also currently Vice President of KelCor, Inc. ("KelCor"), a Missouri corporation that specializes in the acquisition of commercial real estate.

   Mr. Pishny, age 38, is a member of the Board of Trustees and President of MRTI, and is President and Chief Operating Officer of Maxus. Mr. Pishny is responsible for the day-to- day operations of Maxus and its managed properties.

   Mr. Alvey, age 42, is a member of the Board of Trustees and Vice President of MRTI, Executive Vice President and Chief Financial Officer of Maxus and President of KelCor, Inc.

   John J. Nooney is a special general partner of the Partnership and as such, does not exercise control of the affairs of the Partnership. John J. Nooney joined Nooney Company in 1958 and was President and Treasurer until he resigned in1992.

   For  where  to  obtain  more  detailed   financial   information   about  the
Partnership, see Section 16 "Miscellaneous" and Appendix A.

   The Partnership does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Units or the disposition of Units; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Partnership; (c) any material change in the present distribution policy or indebtedness or capitalization of the Partnership; (d) any change in the identity of the General Partner of the Partnership, or in the management of the Partnership; (e) a sale or transfer of a material amount of assets of the Partnership; (f) any other material change in the Partnership's structure or business; or (g) any changes in the Partnership Agreement or other actions that may impede the acquisition of control of the Partnership by any person.

   Section 11. Certain Transactions with Affiliates.

   Effective November 10, 1999, Maxus, an affiliate of the managing general partner, became the management company for the Partnership's properties. Pursuant to the management contract in place from November 10, 1999 through October 12, 2000 for


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

Woodhollow Apartments, Maxus was entitled to receive monthly compensation of four and one half percent (4.5%) of the monthly gross receipts from the operation of Woodhollow Apartments, for property management and leasing services, plus reimbursement for administrative expenses. On October 12, 2000 the management contract was amended and is now entitled to receive five percent (5.0%) of the monthly gross receipts from the operation of Woodhollow Apartments, plus reimbursement for administrative expenses. During fiscal 2000, the Partnership paid property management fees of $143,000 to Maxus.

   Partnership management fees of $40,000, provided for in the Partnership Agreement, were payable to the general partner of the Partnership for the year ended November 30, 2000.

   Section 12. Certain Federal Income Tax Consequences of the Offer. The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Partnership from limited partners pursuant to the Offer. Limited partners should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Units by the Partnership pursuant to the Offer.

   In general, a limited partner from whom a Unit is purchased by the Partnership will be treated as receiving a distribution from the Partnership. A limited partner generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the limited partner exceeds the limited partner's then adjusted tax basis in the limited partner's Units. A limited partner's basis in its Units will be reduced (but not below zero) by the amount of consideration received by the limited partner from the Partnership in connection with the purchase of the Units. A limited partner's basis in its Units will be adjusted for income, gain or loss allocated (for tax purposes) to the limited partner for periods prior to the purchase of the Units. Cash distributed to a limited partner in excess of the adjusted tax basis of the limited partner's Units is taxable as capital gain or ordinary income, depending on the circumstances. A limited partner who sells all of such limited partner's Units to the Partnership may recognize a loss, but only to the extent that the amount of consideration received from the Partnership is less than the limited partner's then adjusted tax basis in the Units.

   We urge you to consult your own tax advisors as to the particular tax consequences of a tender of your Units pursuant to the Offer, including the applicability and effect of any state, local, foreign or other tax laws, any recent changes in applicable tax laws and any proposed legislation.

   Section 13. Transactions and Arrangements Concerning Units. Based upon the Partnership's records and information provided to the Partnership by the General Partner and affiliates of the General Partner, neither the Partnership, General Partner nor, to the best of the Partnership's knowledge, any controlling person of the Partnership, or the General Partner, has effected any transactions in the Units during the sixty (60) business days prior to the date hereof.

   Section 14. Extensions of Tender Period; Terminations; Amendments. The Partnership

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

has, or, if the Offer is oversubscribed, we have, the right at any time and from time to time, to extend the period of time during which the Offer is open by giving each of you written notice of the extension. If there is any extension, all Units previously tendered and not purchased or withdrawn will remain subject to the Offer and may be purchased by us, except to the extent that such Units may be withdrawn as set forth in Section 4 of this Offer to Purchase.

   If the Offer is oversubscribed, we have the right to purchase up to two percent additional Units pursuant to Rule 13e-4(f)(1) promulgated under the Exchange Act, as amended, or, extend the Offer to increase the number of Units sought. If we decide, in our sole discretion, to extend the Offer to increase the amount of Units being sought and, at the time that the notice of such increase is first published, sent or given to holders of Units, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten (10) business days.

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time. We have the right: (i) to terminate the Offer and not to purchase or pay for any Units not previously purchased or paid for upon the occurrence of any of the conditions specified in
Section 6 of this Offer to Purchase by giving you written notice of the termination and making a public announcement of the termination; or (ii) at any time and from time to time, to amend the Offer in any respect. All extensions, delays in payment or amendments will be followed by public announcements, which in the case of an extension will be issued no later than 9:00 a.m. Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), we have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service.

   Section 15. Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Offer to their customers. Limited Partners tendering their Units will bear the $75 transaction fee charged by the Partnership's independent transfer agent.

   Section 16. Address; Miscellaneous.

   Address. All executed copies of the Letter of Transmittal, Substitute Form W-9 and the Certificate(s) of Ownership for the Units being tendered (if originally received) (or the Affidavit) must be sent via mail or overnight courier service to the address set forth below. Manually signed facsimile copies of the Letter of Transmittal will not be accepted. The Letter of Transmittal and Substitute Form W-9 should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee as follows:

               By Mail, Hand Delivery or Overnight Mail/Express:

               Maxus Real Property Investors-Four, L.P.
               Attn: Keith Madsen
               104 Armour Road
               North Kansas City, Missouri  64116

   Any questions, requests for assistance, or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents relating to this Offer also may be directed to Keith Madsen at the above-listed address or at (816) 303-4500 or by facsimile at (816) 221-1829.

   Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, limited partners residing in any jurisdiction in which the Offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant to the Offer would not be in compliance with the laws of that jurisdiction. We reserve the right to exclude limited partners in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe such exclusion is permissible under applicable laws and regulations, provided that we make a good faith effort to comply with any state law deemed applicable to the Offer.

   The Partnership is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") relating to our business, financial condition and other matters. Certain information as of particular dates concerning the General Partners and its affiliates, their remuneration, the principal holders of the Units and any material interest of these persons in transactions with the Partnership is filed with the SEC. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. These reports, as well as such other material, may be inspected and copies may be obtained at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C., and should also be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Schedule TO may not be available at the SEC's regional offices. Copies of the Schedule TO may be obtained from the Partnership by contacting Keith Madsen at the address and phone number set forth in this Section 16 of this Offer to Purchase. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports electronically filed by the Partnership with the SEC.

                    Maxus Real Property Investors-Four, L.P.

April 20, 2001

                                   Appendix A

                     The Partnership's Financial Statements

Partners have been or will be sent full and complete copies of the following financial statements of the Partnership, which were previously filed on EDGAR and are incorporated by reference in their entirety for the purpose of filing this Schedule TO:

     Audited financial statements for the year ended November 30, 1999, previously filed on EDGAR on Form 10-K on February 28, 2000;

     Audited financial statements for the year ended November 30, 2000, previously filed on EDGAR on Form 10-KSB on February 15, 2001; and

     Unaudited financial statements for the quarter ended February 28, 2001, previously filed on EDGAR on Form 10-QSB on April 10, 2001.


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